--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                              AMENDMENT NO. 1

                                    to
                                    FORM 8-K
                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

                                February 5, 2001
                                (Date of Report)

                               ----------------

                          SEAGATE SOFTWARE INFORMATION
                        MANAGEMENT GROUP HOLDINGS, INC.
             (Exact name of Registrant as specified in its charter)

                               ----------------

            Delaware                      000-31859                      77-0537234
 State or other jurisdiction of    (Commission File Number)           (I.R.S. Employer
 incorporation or organization)                                    Identification Number)

                                895 Emerson St.
                             Palo Alto, California
                    (Address of principal executive offices)

                                     94301
                                   (Zip Code)

       Registrant's telephone number, including area code: (650) 473-3130



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Item 1. Change in Control of Seagate Software Information Management Group Holdings, Inc.

   On November 22, 2000, Seagate Software (Cayman) Holdings, a Cayman Islands limited corporation ("Suez Software"), acquired 75,001,000 shares of Seagate Software Information Management Group Holdings, Inc. ("Seagate Software") common stock. As a result of the transaction, Suez Software holds 99.6% of the outstanding capital stock of Seagate Software. Suez Software did not purchase shares of Seagate Software common stock that are outstanding as a result of the exercise of options to purchase these shares under the 1999 and 2000 Stock Option Plans of Seagate Software.

 (a) Information Regarding the Change in Control

   We are a majority owned subsidiary of Suez Software, which is a wholly owned subsidiary of New SAC, a Cayman Islands limited corporation ("SAC") and as of November 22, 2000, they hold substantially all of our capital stock. Prior to November 22, 2000, we were a majority owned subsidiary of Seagate Software Holdings, Inc. ("Seagate Software Holdings" and formerly known as Seagate Software, Inc.), a Delaware corporation and wholly owned subsidiary of Seagate Technology, Inc. ("Seagate Technology"). Seagate Technology was a data technology company that provided products for storing, managing and accessing digital information on computer systems. The outstanding minority interests in our capital stock amounted to approximately 10.8% and 10.5% on a fully diluted basis as of September 29, 2000 and June 30, 2000, respectively. The minority interests consisted of our common stock and options to purchase our common stock issued pursuant to our 1999 and 2000 Stock Option Plans. The options to purchase our common stock are held by certain employees and directors of our company, our parent companies and our subsidiaries.

   On March 29, 2000, Seagate Software Holdings, Seagate Technology and Suez Acquisition Company (Cayman) Limited ("Old SAC"), an entity affiliated with, among others, Silver Lake Partners L.P. and Texas Pacific Group, entered into a Stock Purchase Agreement (the "Stock Purchase Agreement"), and Seagate Technology, VERITAS Software Corporation ("VERITAS") and a wholly owned subsidiary of VERITAS entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement"). At the closing of the transaction contemplated by the Stock Purchase Agreement, Old SAC assigned all of its rights under such agreements to SAC.

   SAC is a limited corporation organized under the laws of the Cayman Islands. SAC was organized for the purpose of acquiring the operating assets of Seagate Technology and Seagate Software Holdings pursuant to the Stock Purchase Agreement. SAC is controlled by Silver Lake Partners L.P. and Texas Pacific Group. Silver Lake Partners L.P. is a private investment firm headquartered in Menlo Park, California and New York, New York, the general partner of which is Silver Lake Technology Associates, L.L.C. Silver Lake Technology Associates is a Delaware limited liability company, the managing members of which are James
A. Davidson, Glenn H. Hutchins, David J. Roux and Integral Capital Partners. Texas Pacific Group is a private investment firm headquartered in Fort Worth, Texas, which is managed by entities controlled by David Bonderman, James G. Coulter and William S. Price III.

   SAC financed the acquisition of the Seagate Technology operating assets, including 75,001,000 shares of our common stock through:

  . Equity financing of $916 million from Silver Lake Partners L.P., TPG
    Partners III, L.P., August Capital, Chase Capital Partners, GS Private Equity Partners, L.P. and other investors, including the following directors of our company: Stephen J. Luczo, Gregory B. Kerfoot and Donald
    L. Waite.

  . A senior secured credit facility of $700 million in the aggregate (in addition to a $200 million revolving loan facility) from the Chase Manhattan Bank, Goldman Sachs Credit Partners L.P. and Merrill Lynch Capital Corporation.

  . Senior subordinated notes of approximately $210 million issued by Seagate
    Technology International at a discount to the aggregate principal amount of $210 million, for gross proceeds of approximately $201 million. Seagate Technology International is indirectly owned by SAC.

  . Certain cash reserves of Seagate Technology of approximately $149 million, net of estimated transaction costs of $100 million.

   In lieu of receiving consideration in connection with the Merger, most of Seagate Technology's senior management team converted a portion of their unvested Seagate Technology options and restricted stock ("rollover equity") with an aggregate value of $184 million into deferred compensation and an equity interest in SAC. Although the amount of cash that Seagate Technology received from SAC was reduced by the aggregate value of this converted equity, the total merger consideration received by Seagate Technology stockholders on a per share basis was not reduced due to the cancellation of a number of Seagate Technology stock options equal in value to the $184 million in rollover equity. As a result, while the cash component of the merger consideration to be received by Seagate Technology shareholders was reduced on a per share basis, the VERITAS shares component of the merger consideration, as discussed further in the following paragraphs, was increased on a per share basis by an offsetting amount because of the antidilutive impact of the Seagate Technology stock options that were cancelled.

   Under the Stock Purchase Agreement, SAC purchased for $2.05 billion of cash (less the value of Seagate Technology equity rolled over by former Seagate Technology officers and less $50 million paid to VERITAS and to be released to the former Seagate Technology shareholders upon settlement of outstanding lawsuits), all of the operating assets of Seagate Technology and its consolidated subsidiaries, including Seagate Technology's disc drive, tape drive, software and intelligent storage solutions businesses and operations, including shares of our common stock, and certain cash balances, but excluding the approximately 128 million shares of VERITAS common stock then held by Seagate Software Holdings and Seagate Technology's equity investments in Gadzoox Networks, Inc. and Lernout & Hauspie Speech Products N.V. In addition, under the Stock Purchase Agreement, wholly owned subsidiaries of SAC assumed substantially all of the operating liabilities of Seagate Technology, Seagate Software Holdings and their consolidated subsidiaries. We refer to this transaction as the SAC Transaction.

   The following table reflects the preliminary allocation of the total purchase price of Seagate Technology at the closing of the transactions. It is based upon estimates of the fair value of the operating and intangible assets acquired and liabilities assumed by SAC.

                Estimated Purchase price of Seagate Technology, including Seagate Software Information Management Group Holdings, Inc.

                                                                    Amounts
                                                                 (in millions)
                                                                 -------------
Total purchase price............................................    $2,050
Less: deferred compensation and rollover of equity interest in
 SAC............................................................      (184)
Less: class action litigation settlement........................       (50)
                                                                    ------
Total cash proceeds from equity sponsors and management group...    $1,816
Plus: estimated transaction costs, net of deferred financing
 costs and costs to be expensed at closing......................        24
                                                                    ------
  Net Purchase Price............................................    $1,840
                                                                    ======

           Proforma Purchase Price Allocation of Seagate Technology, including Seagate Software Information Management Group Holdings, Inc.

                                                                      Amounts
                                                                   (in thousands)
                                                                   --------------
Tangible net assets acquired......................................     $1,605
Intangible assets acquired........................................        235
                                                                       ------
  Total tangible net assets and intangible assets acquired........     $1,840
                                                                       ======

   In connection with finalization of the purchase price allocation of these transactions, SAC and Seagate Software are currently evaluating the fair value of the consideration given and the fair value of the assets acquired and liabilities assumed. Using this information, SAC and Seagate Software will make a final allocation of the purchase price including the allocation to in-process research and development and other intangibles. Accordingly, the purchase accounting information is preliminary.

   Immediately following the SAC Transaction, VERITAS acquired Seagate Technology pursuant to the Merger Agreement such that, a wholly owned subsidiary of VERITAS merged with and into Seagate Technology, and Seagate Technology survived the merger and became a wholly owned subsidiary of VERITAS. This wholly owned subsidiary was renamed VERITAS Software Technology Corporation. We refer to this transaction as the Merger. In the Merger, the Seagate Technology stockholders received consideration consisting of 0.4465 shares of VERITAS common stock and $8.55 of cash per share of Seagate Technology common stock. The Merger is intended to qualify as a tax-free reorganization.

   In addition, the Seagate Technology stockholders were entitled to receive their proportionate amounts of a tax refund trust account, a class action litigation settlement of $50 million and the shares of Lernout & Hauspie Speech Products N.V. held by Seagate Technology at closing.

   VERITAS did not acquire Seagate Technology's disc drive business or any other Seagate Technology operating business, including us. All of Seagate Technology's operating assets, including our company, were sold to wholly owned subsidiaries of SAC in connection with the leveraged buyout and the operating business of Seagate Technology is now conducted by Seagate Technology LLC.

   Our directors and officers had interests in the Merger and the SAC Transaction that may have differed from those of Seagate Technology's or VERITAS' stockholders. For example, Stephen J. Luczo and Gregory B. Kerfoot, our Chairman and Chief Executive Officer and President, respectively, are members of the board of directors of VERITAS.

   As part of the SAC Transaction, SAC, Seagate Technology and we agreed to assume and indemnify VERITAS for substantially all liabilities arising in connection with our operating assets. On March 29, 2000, Seagate Technology, VERITAS and SAC entered into an Indemnification Agreement, pursuant to which these entities and certain other subsidiaries of Seagate Technology, including our company, have agreed to certain indemnification provisions regarding tax and other matters that may arise in connection with the SAC Transaction and the Merger.

   The stockholders of each of VERITAS and Seagate Technology approved the Merger and the SAC Transaction, as the case may be, on November 21, 2000. The transactions contemplated by the Stock Purchase Agreement and Merger Agreement were completed on November 22, 2000. Upon completion of the transaction, the 75,001,000 shares of our common stock that were held by Seagate Software Holdings were acquired by Suez Software. Our minority stockholders continue to hold their interests in our common stock. In addition, the outstanding unexercised options granted under our 1999 and 2000 Stock Option Plans continue to remain outstanding.

   The Merger and the SAC Transaction constituted a purchase business transaction of Seagate Technology and resulted in a change of control of our company. This requires application of push down accounting on the financial statements of our company, such that we will reflect the fair value of our tangible and intangible assets and liabilities as at the date of the transaction net of an allocation of negative goodwill. In addition, a majority of our assets along with certain other assets of Seagate Technology, are now pledged as a guarantee for debt issued to finance the SAC Transaction.

   The federal tax allocation agreement we had with Seagate Technology was terminated on November 22, 2000, and we will no longer file federal income tax returns on a consolidated basis with Seagate Technology. We will enter into a state tax allocation agreement with affiliates of SAC, as applicable. Therefore, Seagate

Technology will not benefit from nor will it reimburse us pursuant to the Tax Allocation Agreement for federal tax losses we sustain subsequent to consummation of the transaction. In prior periods, we have received substantial cash payments from our tax losses utilized by Seagate Technology, which we have used to reduce our obligations to Seagate Technology under an intercompany revolving loan agreement (the "revolving loan agreement"). As a result of the termination of the Federal tax allocation agreement, we may not be able to convert any future tax losses into cash.

   We rely on a revolving loan with Seagate Technology LLC ("New Seagate"), which is a wholly owned subsidiary of SAC, to fund a portion of our operating cash needs. The revolving loan agreement continues in effect subsequent to the closing of the SAC Transaction on November 22, 2000 and expires on July 4, 2001. We may require additional financing through the end of fiscal 2002, and are in the process of negotiating such additional financing with New Seagate. Should additional financing not be available from New Seagate at terms that are satisfactory to us and New Seagate, we may seek additional equity and financing from other sources, subject to concurrence by the lenders which financed the SAC Transaction, as well as our parent company. As a result of the SAC Transaction, we guaranteed the debt used to finance the SAC Transaction and pledged a majority of our assets. As a result of restrictive covenants under the debt agreement, our ability to raise additional debt or equity from other sources may be limited.

 (b) Information required by Item 403 of Regulation S-K--Security Ownership of Certain Beneficial Owners and Management.

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth certain information regarding the beneficial ownership of our outstanding shares of our common stock on an as-converted basis as of February 9, 2001 by (i) each person who is known to us to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our executive officers named in the Summary Compensation Table below, (iii) each of our directors and (iv) all directors and executive officers as a group.

                                                         Number of  Percent of
                                                           Common     Common
                                                         Equivalent Equivalent
                                                         Shares(1)  Shares(1)
                                                         ---------- ----------
Seagate Software (Cayman)Holdings(2).................... 75,001,000    99.6%
 P.O. Box 265GT
 Walker House
 Georgetown
 Grand Cayman
 Cayman Islands
Stephen J. Luczo(3)..................................... 75,207,250    99.8%

Donald L. Waite(4)...................................... 75,051,000    99.7%

Gregory B. Kerfoot(5)...................................  1,062,499     1.4%

David J. Roux(6)........................................ 75,001,000    99.6%

John W. Thompson(7)..................................... 75,001,000    99.6%

David F. Marquardt(8)................................... 75,001,000    99.6%

Justin Chang............................................          0       *

Eric Patel(9)...........................................     88,541       *

William Gibson..........................................          0       *

All directors and executive officers as a group (9
 persons)(10)........................................... 76,408,290    99.9%

--------
 *  Less than one percent.

(1) Applicable percentage ownership is based on 75,310,260 shares of common stock outstanding as of February 9, 2001 together with applicable options for such stockholder exercisable on February 9, 2001 or within 60 days thereafter. We determined beneficial ownership in accordance with the rules of the

   Securities and Exchange Commission based on factors including voting and investment power with respect to shares subject to applicable community property laws. Common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days after February 9, 2001 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

 (2) Seagate Software (Cayman) Holdings ("Suez Software") acquired 75,001,000 shares of our common stock on November 22, 2000 in connection with the SAC Transaction.

 (3) Includes 175,000 shares of common stock that are subject to repurchase by Seagate Software at the Company's option. Seagate Software's repurchase right lapses for 43,750 shares each October 22, 2000, 2001, 2002 and 2003. Includes 31,250 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after February 9, 2001. Includes 75,001,000 shares of common stock beneficially owned by Suez Software to which Mr. Luczo may be deemed, in his capacity as an officer of New SAC, to have shared voting or dispositive power. Mr. Luczo disclaims such beneficial ownership.

 (4) Includes 50,000 shares of common stock that are subject to repurchase by the Company at the Company's option. Seagate Software's repurchase right lapses for 12,500 shares each October 22, 2000, 2001, 2002 and 2003. Includes 75,001,000 shares of common stock beneficially owned by Suez Software to which Mr. Waite may be deemed, in his capacity as an officer of New SAC, to have shared voting or dispositive power. Mr. Waite disclaims such beneficial ownership.

 (5) Includes 1,062,499 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after February 9, 2001.

 (6) Includes 75,001,000 shares of common stock beneficially owned by Suez Software to which Mr. Roux may be deemed, in his capacity as a director of New SAC, to have shared voting or dispositive power. Mr. Roux disclaims such beneficial ownership.

 (7) Includes 75,001,000 shares of common stock beneficially owned by Suez Software to which Mr. Thompson may be deemed, in his capacity as a director of New SAC, to have shared voting or dispositive power. Mr. Thompson disclaims such beneficial ownership.

 (8) Includes 75,001,000 shares of common stock beneficially owned by Suez Software to which Mr. Marquardt may be deemed, in his capacity as a director of New SAC, to have shared voting or dispositive power. Mr. Marquardt disclaims such beneficial ownership.

 (9) Includes 88,541 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after February 9, 2001.

(10) See notes 3 through 9.

Directors and Executive Officers

   Our directors and executive officers and certain information about them as of February 9, 2001 are as follows:

                                                                             Director  or Executive
          Name           Age                    Position                         Officer Since
          ----           ---                    --------                     ----------------------
Gregory B. Kerfoot......  41 President, Chief Executive Officer and Director          1999

William Gibson..........  52 Chief Operating Officer                                  2000

Eric Patel..............  44 Chief Financial Officer                                  1999

Stephen J. Luczo........  43 Chairman of the Board of Directors                       1999

Donald L. Waite.........  68 Director                                                 1999

David J. Roux...........  43 Director                                                 2001

John W. Thompson........  51 Director                                                 2001

David F. Marquardt......  51 Director                                                 2001

Justin Chang............  33 Director                                                 2001

   Mr. Kerfoot has served as our Chief Executive Officer since August 2000 and as President and a Director since August 1999. Mr. Kerfoot joined Seagate Technology in May 1994 when Seagate Technology acquired Crystal Computer Services Inc., and he continued as Director of Research and Development for such subsidiary. In May 1996, he was appointed President of the Seagate Software business and later in the year was named Executive Vice President and General Manager of the Seagate Software business. In fiscal 1998, Mr. Kerfoot was named Chief Strategic Officer for Seagate Software Holdings, as well as Executive Vice President and General Manager of the Seagate Software business. In August 1999, he was appointed as our President, Chief Operating Officer and a Director. Mr. Kerfoot also serves as a member of the board of directors of VERITAS, a software company.

   Mr. Gibson has served as our Chief Operating Officer since September 2000. From April 1998 to August 2000, Mr. Gibson served as the President, Western Region, of Rogers Wireless, Inc., a communications company. From August 1997 to March 1998, Mr. Gibson served as Vice President--Business Units at Lucent Technologies. Mr. Gibson served as Vice President and General Manager at Sprint PCS from April 1997 to August 1997. Mr. Gibson served as Vice President and Marketing Manager of Ameritech Cellular and Paging from June 1993 to April 1997.

   Mr. Patel has served as our Chief Financial Officer since November 1999. From February 1997 to November 1999, Mr. Patel served in various capacities at University Games, a board game manufacturing company, the most recent of which was Chief Financial Officer and Vice President of Operations and International Sales and Marketing. From May 1993 to December 1996, Mr. Patel served as Director of Strategy for Dreyers Ice Cream.

   Mr. Luczo has served as our Chairman of the Board of Directors since August 1999 and as our Chief Executive Officer from August 1999 to August 2000. Mr. Luczo became the Chief Executive Officer and a director of Seagate Technology LLC and SAC on November 22, 2000. From July 1998 to November 2000, he served as President and Chief Executive Officer of Seagate Technology and was a director of Seagate Technology from August 1998 to November 2000. He joined Seagate Technology in October 1993 as Senior Vice President, Corporate Development. In March 1995, he became Executive Vice President, Corporate Development and Chief Operating Officer of the Software Group. Mr. Luczo also serves as a member of the boards of directors of Gadzoox Microsystems, Inc., a networking storage company and VERITAS, a software company.

   Mr. Waite has served as a member of our board of directors since August 1999. From November 2000, Mr. Waite has served as Executive Vice President and Chief Administrative Officer of SAC and Seagate Technology LLC. From March 1995 to November 2000, Mr. Waite served as Executive Vice President and Chief Administrative Officer of Seagate Technology. Mr. Waite served as Executive Vice President and Chief Administrative Officer of Seagate Technology. Mr. Waite also served as Chief Financial Officer of Seagate Technology from October 1983 to February 1999. Mr. Waite joined Seagate Technology in 1983 and has served in various roles prior to being named to his current position in March 1995. Mr. Waite serves as a member of the board of directors of California Micro Devices, a thin-film semiconductor company.

   Mr. Roux has served as a member of our board of directors since February 2001. Mr. Roux is a founder and managing member of Silver Lake partners, a private equity firm founded in January 1999. From February 1998 to November 1998, he served as the Chief Executive Officer and President of Liberate Technologies. From September 1994 until December 1998, Mr. Roux held various management positions with Oracle Corporation, most recently as Executive Vice President of Corporate Development. Before joining Oracle, Mr. Roux served as Senior Vice President, Marketing and Business Development at Central Point Software from April 1992 to July 1994. Mr. Roux currently serves as chairman of the board of directors of Liberate Technologies and also is a member of the boards of directors of SubmitOrder.com and Xoriant Corporation.

   Mr. Thompson has served as a member of our board of directors since February 2001. Mr. Thompson is Chairman of the Board of Directors, President and Chief Executive Officer of Symantec Corporation. Before joining Symantec in April 1999, Mr. Thompson held various executive and management positions with International Business Machines Corporation since 1971. Mr. Thompson is a member of the boards of directors of NiSource, Inc., Parago, Inc. and United Parcel Service Inc.

   Mr. Marquardt has served as a member of our board of directors since February 2001. Mr. Marquardt was a co-founder of August Capital, a Menlo Park, California based venture capital firm in 1995. Prior to August Capital, Mr. Marquardt was an officer of Technology Venture Investors, which he co-founded in 1980. Mr. Marquardt is a member of the boards of directors of the Microsoft Corporation, Netopia, Inc. and Tumbleweed Communications Corp. and a number of private companies.

   Mr. Chang has served as a member of our board of directors since February 2001. Mr. Chang is a Partner of Texas Pacific Group ("TPG"), and has been an executive of TPG since 1993. Prior to joining TPG, Mr. Chang was a Financial Analyst in the Merchant Banking Group and the Mergers and Acquisitions Group of Wasserstein Perella & Co., Inc. Mr. Chang received his M.B.A. from Harvard Business School and his B.A., cum laude, in Economics and Political Science from Yale University. Mr. Chang is a member of the boards of directors of ON Semiconductor, Interlink Group, and Xiotech Corporation.

Item 5. Other Events

   On February 9, 2001, the Board of Directors (the "Board") resolved to increase the number of directors from six to eight. Also on February 9, 2001, Gary B. Filler and Lawrence Perlman resigned from the Board and David J. Roux, John W. Thompson, David F. Marquardt and Justin Chang were appointed as new members to the Board.

   The Board further resolved to amend the Company's Certificate of Incorporation and to change the Company name to Crystal Decisions, Inc. (the "Amendment"), and to seek the written consent of the Company's stockholders for the proposed name change. On February 9, 2001, the Company's majority stockholder, New SAC, approved the Amendment pursuant to an Action by Written Consent of Stockholder. The Amendment will become effective 20 days after mailing notice of same to the Company's shareholders, which mailing is currently expected to take place on or about March 2, 2001.

Item 7. Financial Statements and Exhibits

   (b) Pro Forma Financial Information

     Pro forma financial information are attached hereto as pages F-1 to F-
  14.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on our behalf by the undersigned, thereunto duly authorized on February 28, 2001.

                                          Seagate Software Information
                                          Management Group Holdings, Inc.

                                                 /s/ Gregory B. Kerfoot
                                          By: _________________________________
                                                     Gregory B. Kerfoot
                                               President and Chief Executive
                                                          Officer

                                                     /s/ Eric Patel
                                          By: _________________________________
                                                         Eric Patel

                                                Chief Financial Officer

          SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Description                                                           Page No.
-----------                                                           --------
Pro Forma Consolidated Balance Sheet as of September 29, 2000
 (unaudited).........................................................   F-2

Pro Forma Consolidated Statement of Operations for the three months
 ended September 29, 2000 (unaudited)................................   F-3

Pro Forma Consolidated Statement of Operations for the fiscal year
 ended June 30, 2000 (unaudited).....................................   F-4

Notes to Unaudited Pro Forma Consolidated Financial Statements.......   F-5

          SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 29, 2000
                                  (Unaudited)
                                 (In thousands)

                                  Historical     Pro Forma   Pro Forma Seagate
                               Seagate Software Adjustments      Software
                               ---------------- ------------ -----------------
       ASSETS (note 5)
Current assets:
  Cash........................    $   4,546                       $ 4,546
  Loan receivable from Seagate
   Technology.................       25,301                        25,301
  Accounts receivable, net....       18,050                        18,050
  Income taxes receivable.....        6,538                         6,538
  Inventories.................          517                           517
  Prepaid and other current
   assets.....................        3,872                         3,872
                                  ---------                       -------
    Total current assets......       58,824                        58,824
Capital assets, net...........        9,134       (4,180)(b)        4,954
Goodwill and other
 intangibles, net.............        4,845       (4,845)(b)       22,238
                                                  22,238 (b)
                                  ---------                       -------
    Total assets..............    $  72,803                       $86,016
                                  =========                       =======

         LIABILITIES

Current liabilities:
  Accounts payable............    $   8,576                       $ 8,576
  Accrued employee
   compensation...............        9,328                         9,328
  Accrued expenses............       11,947                        11,947
  Deferred revenue............       20,389       (1,509)(b)       18,880
                                  ---------                       -------
    Total current
     liabilities..............       50,240                        48,731
                                                    (543)(a)
Deferred income taxes.........          543        2,134 (b)        2,134
                                  ---------                       -------
    Total liabilities.........       50,783                        50,865

Commitments and contingencies
 (notes 3, 5 and 6)

STOCKHOLDERS' EQUITY
Common stock (note 3).........           75                            75
Additional paid-in capital....      408,826     (366,699)(c)       42,127
Accumulated deficit...........     (386,867)     386,867 (c)       (7,051)
                                                  (7,051)(b)
Accumulated other
 comprehensive loss...........          (14)          14 (c)          --
                                  ---------                       -------
    Total stockholders'
     equity...................       22,020                        35,151
                                  ---------                       -------
    Total liabilities and
     stockholders' equity.....    $  72,803                       $86,016
                                  =========                       =======

   See notes to the accompanying pro forma consolidated financial statements
                                  (unaudited).

          SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.

             PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE
                               THREE MONTHS ENDED
                               SEPTEMBER 29, 2000
                                  (Unaudited)
                 (In thousands except share and per share data)

                                             Adjustments
                                              for prior       Pro Forma
                          Historical Seagate  Pro Forma   Historical Seagate  Pro Forma  Pro Forma Seagate
                               Software         Events         Software      Adjustments     Software
                          ------------------ ------------ ------------------ ----------- -----------------
Revenues:
  Licensing.............      $   22,958                      $   22,958                    $   22,958
  Maintenance, support
   and services.........          13,946                          13,946                        13,946
                              ----------                      ----------                    ----------
   Total revenues.......          36,904                          36,904                        36,904
Cost of revenues:
  Licensing.............           1,028                           1,028                         1,028
  Maintenance, support
   and services.........          10,019                          10,019       (131)(h)          9,888
  Amortization of
   developed
   technologies.........              53       (10)(d)                43      1,223 (b)          1,266
                              ----------                      ----------                    ----------
   Total cost of
    revenues............          11,100                          11,090                        12,182
                              ----------                      ----------                    ----------
Gross profit............          25,804                          25,814                        24,722
Operating expenses:
  Sales and marketing...          17,574                          17,574       (122)(h)         17,452
  Research and
   development..........           6,212                           6,212       (131)(h)          6,081
  General and
   administrative.......           4,183                           4,183        (56)(h)          4,127
  Amortization of
   goodwill and other
   intangibles..........             389       (72)(d)               317        271 (b)            588
  Restructuring costs...             573                             573                           573
                              ----------                      ----------                    ----------
   Total operating
    expenses............          28,931                          28,859                        28,821
                              ----------                      ----------                    ----------
Loss from operations....          (3,127)                         (3,045)                       (4,099)
Interest and other
 income (expense), net..             222                             222     (1,248)(i)         (1,026)
                              ----------                      ----------                    ----------
Loss before income
 taxes..................          (2,905)                         (2,823)                       (5,125)
Benefit from (provision                                                         120 (b)
 for) income taxes......             726                             726       (805)(g)             41
                              ----------                      ----------                    ----------
Net loss................      $   (2,179)                     $   (2,097)                   $   (5,084)
                              ==========                      ==========                    ==========
Net loss per share:
  Basic and diluted.....      $   (0.03)                      $   (0.03)                    $    (0.07)
                              ==========                      ==========                    ==========
Weighted average number
 of shares used in basic
 and diluted net loss
 per share..............      75,073,753                      75,073,753                    75,073,753


   See notes to the accompanying pro forma consolidated financial statements
                                  (unaudited).

          SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.

             PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE
                               FISCAL YEAR ENDED
                                 JUNE 30, 2000
                                  (Unaudited)
                 (In thousands except share and per share data)

                                             Adjustments
                                              for prior       Pro Forma                    Pro Forma
                          Historical Seagate  Pro Forma   Historical Seagate  Pro Forma     Seagate
                               Software         Events         Software      Adjustments    Software
                          ------------------ ------------ ------------------ -----------   ----------
Revenues:
  Licensing.............      $   74,182                      $   74,182                   $   74,182
  Maintenance, support
   and services.........          52,336                          52,336                       52,336
                              ----------                      ----------                   ----------
   Total revenues.......         126,518                         126,518                      126,518
Cost of revenues:
  Licensing.............           4,096                           4,096                        4,096
  Maintenance, support
   and services.........          39,681                          39,681          (613)(h)     39,068
  Amortization of
   developed
   technologies.........             198          (26)(d)            172         4,890 (b)      5,062
  Write-off of developed
   technologies.........             --                              --                           --
                              ----------                      ----------                   ----------
   Total cost of
    revenues............          43,975                          43,949                       48,226
                              ----------                      ----------                   ----------
Gross profit............          82,543                          82,569                       78,292
Operating expenses:
  Sales and marketing...          66,076                          66,076          (609)(h)     65,467
  Research and
   development..........          24,874          (25)(f)         24,849          (567)(h)     24,282
  General and
   administrative.......          20,922                          20,922          (239)(h)     20,683
  Amortization of
   goodwill and other
   intangibles..........           3,038         (192)(d)          2,846          (496)(b)      2,350
  Unusual items.........         242,569     (242,569)(e)            --                           --
  Restructuring costs...           1,301                           1,301                        1,301
                              ----------                      ----------                   ----------
   Total operating
    expenses............         358,780                         115,994                      114,083
                              ----------                      ----------                   ----------
Loss from operations....        (276,237)                        (33,425)                     (35,791)
Interest and other
 income (expense), net..              20                              20        (1,689)(i)     (1,669)
                              ----------                      ----------                   ----------
Loss before income
 taxes..................        (276,217)                        (33,405)                     (37,460)
                                                                                   480 (b)
Benefit from (provision
 for) income  taxes.....          55,055      (35,929)(e)         19,126       (16,312)(g)      3,294
                              ----------                      ----------                   ----------
Net loss................      $ (221,162)                     $  (14,279)                  $  (34,166)
                              ==========                      ==========                   ==========
Net loss per share:
  Basic and diluted.....      $    (2.95)                     $    (0.19)                  $    (0.46)
                              ==========                      ==========                   ==========
Weighted average number
 of shares used in basic
 and diluted net
 loss per share.........      75,001,391                      75,001,391                   75,001,391

     See notes to the accompany pro forma consolidated financial statement
                                  (unaudited).

          SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
             (all amounts in thousands unless otherwise specified)

1. Introduction

   The unaudited pro forma consolidated balance sheet as of September 29, 2000 and statements of operation for the three months ended September 29, 2000 and for the fiscal year ended June 30, 2000 of Seagate Software Information Management Group Holdings, Inc. ("Seagate Software" and the "Company") have been prepared based on the historical financial statements of Seagate Software adjusted to give pro forma effect to the October 1999 Seagate Technology Exchange of Shares (referred to as the prior pro forma event) and to the Stock Purchase Agreement (the "Stock Purchase Agreement") between Seagate Technology, Inc. ("Seagate Technology"), Seagate Software Holdings, Inc. ("Seagate Software Holdings") and Suez Acquisition Company (Cayman) Limited ("Old SAC"), whereby as part of the transaction the Company was purchased, effective November 22, 2000 , by Seagate Software (Cayman) Holdings, a Cayman Islands limited corporation ("Suez Software"). Suez Software is a wholly owned subsidiary of New SAC ("SAC"), a Cayman Islands limited corporation, effective November 22, 2000. For a description of the transaction, see "Item 1. Change in Control of Seagate Software Information Management Group Holdings, Inc."

2. Prior Pro Forma Transactions

 The October 1999 Seagate Technology Exchange of Shares

   On October 20, 1999, the stockholders of Seagate Software Holdings approved the merger of Seagate Daylight Merger Corp., a wholly owned subsidiary of Seagate Technology, with and into Seagate Software Holdings. The merger was effected on October 20, 1999. Seagate Software Holdings assets consisted of the assets of the Seagate Software business and its investment in the common stock of VERITAS Software Corporation ("VERITAS"). Upon the closing of the merger, Seagate Software Holdings became a wholly owned subsidiary of Seagate Technology. All outstanding options to purchase Seagate Software Holdings common stock were accelerated immediately prior to the merger. In connection with the merger, Seagate Software Holdings minority stockholders and optionees received payment in the form of 3.23 shares of Seagate Technology's common stock per share of Seagate Software Holdings common stock, less any amounts due for the payment of the exercise price of unexercised options. Seagate Technology issued 9,124,046 shares of its common stock from treasury shares to optionees and minority stockholders of Seagate Software Holdings in connection with the merger.

   Seagate Technology accounted for the exchange of shares of its common stock as the acquisition of a minority interest in Seagate Software Holdings common stock outstanding and vested more than six months held by employees and all stock held by former employees and consultants. The fair value of the shares of Seagate Technology issued was $19.4 million and was recorded as the purchase price and allocated to all the identifiable tangible and intangible assets and liabilities of Seagate Software Holdings. Seagate Technology accounted for the exchange of shares of its common stock for stock options in Seagate Software Holdings held by employees and stock held and vested by employees less than six months as the settlement of an earlier stock award. Seagate Technology recorded compensation expense of $283.6 million, plus $2.1 million of the employer portion of payroll taxes, related to the purchase of the minority interest in Seagate Software Holdings.
   The historical consolidated and combined statement of operations of the Company for the fiscal year ended June 30, 2000 includes an allocation of compensation expense arising from the October 1999 Seagate Technology Exchange of Shares. Compensation expense was allocated to Seagate Software on the basis of employees specifically identified with the Seagate Software business and for those employees that performed services for the Seagate Software business, on the basis of time estimates. Accordingly, Seagate Software

          SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC

                          NOTES TO UNAUDITED PRO FORMA
                 CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

recorded $239.6 million of the $283.6 million compensation expense related to the October 1999 Seagate Technology Exchange of Shares and an offsetting $239.6 million was recorded as a capital contribution from Seagate Technology. In addition, the $2.1 million of employer portion of payroll taxes paid relate to Seagate Software employees and therefore the amount is recorded as an expense for fiscal 2000.

   In addition, $877,000 of legal and accounting costs were incurred by Seagate Software in connection with the recapitalization and reorganization of Seagate Software.

   The historical consolidated and combined financial statements of the Company for the year ended June 30, 2000 also include an allocation of $1.2 million of the $19.4 million purchase price allocation described above. The allocation was based on the fair value of Seagate Software's assets relative to the fair value of Seagate Software Holdings. A number of factors were considered in determining the Company's estimated fair value including historical and projected revenues, earnings and cash flows, as well as other factors and consultations with financial advisors.

   The allocation of the purchase price to Seagate Software's intangible assets as at October 20, 1999 was as follows:

   Developed technologies........................................... $  156,000
   Trademark........................................................     36,000
   Assembled work force.............................................     47,000
   In-process research and development..............................     25,000
   Goodwill.........................................................  1,071,000
   Deferred tax liability...........................................    (94,000)
                                                                     ----------
     Total purchase price allocated................................. $1,241,000
                                                                     ==========

   This transaction was eliminated in the accompanying unaudited pro forma consolidated financial statements as it represents an unusual one time charge and is not expected to impact future operating results.

3. Basis of Presentation

   Seagate Technology held more than 99% of the outstanding shares of Seagate Software prior to the purchase by SAC, through its subsidiary, Suez Software. As a result of the purchase, SAC acquired the 99% of the outstanding shares of the Company. Under SEC rules and regulations, because more than 95% of the Company was acquired by SAC, the Company must reflect all its assets and liabilities on a push down accounting basis. Under push down accounting, the Company must adjust its assets and liabilities to fair value as of the date of acquisition by SAC. The unaudited pro forma consolidated balance sheet of Seagate Software as of September 29, 2000 gives effect to the transactions contemplated by the Stock Purchase Agreement as if the closing of those transactions had occurred on that date and reflects the impact of push down accounting. The unaudited pro forma consolidated statement of operations of Seagate Software for the fiscal year ended June 30, 2000, and the three months ended September 29, 2000, give effect to the transactions contemplated by the Stock Purchase Agreement as if the closing of those transactions had occurred at the beginning of fiscal 2000 and reflects the new basis of SAC in the assets and liabilities acquired by Suez Software. Material non-recurring charges or credits and the related tax effects which result directly from the transactions and are not expected to have a continuing impact on the Company have been eliminated from the pro forma presentation.

   The direct principals in these transactions are SAC and Seagate Technology LLC ("New Seagate"), and accordingly, SAC will bear the costs of completing the transaction, which will be capitalized and included in the overall purchase price. Seagate Software will be allocated a portion of this overall purchase price in the push down accounting adjustments as a capital contribution.

          SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC

                          NOTES TO UNAUDITED PRO FORMA
                 CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   The unaudited pro forma adjustments, which are based upon available information and upon assumptions that management believes are reasonable, are described in the accompanying explanatory notes. The unaudited pro forma consolidated financial information is for informational purposes only and does not purport to represent what the Company's financial position or results of operations would actually have been had the transactions occurred as of the dates indicated, nor does the unaudited pro forma consolidated financial information purport to project the Company's results in any future period.

   The unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated and combined financial statements and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the other financial information in Seagate Software's Form 10-12G/A for the fiscal year ended June 30, 2000 and quarter ended September 29, 2000 filed with the Securities and Exchange Commission.

   The purchase by SAC under the Stock Purchase Agreement will be accounted for using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16 "Business Combinations". In accordance with the provisions of Accounting Principles Board Opinions ("APB") No. 16 and 17, all identifiable assets acquired, including identifiable intangibles assets, are being allocated portion of the cost of the acquired enterprise (the "purchase price") on the basis of their relative fair values. These fair values are being determined based upon independent appraisals. The fair values assigned to identifiable tangible and intangible assets and liabilities at the date of the transaction will be greater than the estimated amount paid, resulting in negative goodwill. The negative goodwill will be allocated to the long-lived tangible and intangible assets on the basis of relative fair values. Accordingly, the estimated net value of the intangible and tangible assets of Seagate Software arising from the SAC acquisition have been reflected in these pro forma financial statements.

   The purchase price under the Stock Purchase Agreement is fixed and no contingencies have been identified that will result in a change in the overall purchase price. In connection with finalization of the purchase price allocation of these transactions, SAC and Seagate Software are currently evaluating the fair value of the assets acquired and liabilities assumed. Using this information, SAC and Seagate Software will make a final allocation of the purchase price including the allocation to in-process research and development and other intangibles. Accordingly, the purchase accounting information is preliminary.

   SAC expects to finalize the independent valuation and allocation of the purchase price to applicable assets and liabilities of the related companies including Seagate Software by March 5, 2001. Seagate Software does not expect a material variance from the allocation reflected in these pro forma financial statements. However, the allocation of the purchase price is subject to change in the future as SAC and its related companies realize deferred tax assets in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109") "Accounting for Income Taxes" and release related deferred tax asset allowances.

   In connection with the purchase of the operating assets of Seagate Technology, SAC established a $350 million valuation allowance against U.S. federal and state deferred tax assets arising from the transaction. The realization of SAC's federal and state deferred tax assets subject to the valuation allowance will depend primarily on its ability to generate taxable income in the United States in future fiscal years, the timing and amount of which are uncertain. SAC anticipates that the tax benefits of the deferred tax assets, when realized, will result in a reduction in values of the intangible assets recorded in the purchase transaction including those recorded in the push down adjustments to Seagate Software.

          SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC

                          NOTES TO UNAUDITED PRO FORMA
                 CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


4. Pro Forma Assumptions and Adjustments

   These pro forma consolidated financial statements give effect to the following assumptions and adjustments as if they had occurred on September 29, 2000 in respect of the pro forma consolidated balance sheet and on July 1, 1999 in respect of the pro forma consolidated statements of operations. The completion of the SAC Transaction and Prior Pro Forma Transactions is more fully described elsewhere in this current report. They do not give effect to any material transactions by or changes in operations or fair values of Seagate Software subsequent to September 29, 2000.

          SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC

                          NOTES TO UNAUDITED PRO FORMA
                 CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

(a) To eliminate all historical Seagate Software deferred income tax accounts as a result of the October 1999 Seagate Technology Exchange of Shares transaction.

(b) The table below reconciles the total purchase price paid by SAC for the operating assets of Seagate Technology and its consolidated subsidiaries, including the disc drive, tape drive, software and intelligent storage businesses and operations, to the amount allocated to Seagate Software under push down and purchase accounting. The fair value of the intangible assets acquired and long-lived assets acquired have been reduced by approximately 46% as a result of negative goodwill allocated to these assets to arrive at the net purchase price allocation.

                                                                   Allocated
                                                                 Purchase Price
          Purchase price allocation for SAC (in millions)           for SAC
          -----------------------------------------------        --------------
   Net current assets (liabilities):
     Seagate Software (i).......................................       (15)
     All Other Businesses of SAC................................       880
   Long-term investments held by
     All Other Businesses of SAC:...............................        41
   Fixed assets:
     Seagate Software...........................................         5
     All Other Businesses of SAC................................       773
   Intangible assets:
     Seagate Software --
       In-process research and development......................         7
       Developed technology.....................................        15
       Assembled workforce......................................         7
     All Other Businesses of SAC
       In-process research and development......................        52
       Developed technology.....................................        60
       Assembled workforce......................................        46
       Trade name...............................................        47
       Other intangible assets..................................         1
                                                                     -----
   Total Intangible assets......................................       235
                                                                     -----
   Other Long-term assets
     All Other Businesses of SAC................................        42
   Other Long-term liabilities
     Seagate Software...........................................        (2)
     All Other Businesses of SAC................................      (119)
                                                                     -----
   Total fair value.............................................     1,840
                                                                     -----
   Negative goodwill............................................       909
                                                                     -----
   Total estimated fair value for SAC...........................     2,749
                                                                     =====


   (i) Pro forma consolidated net current assets (liabilities)
    of Seagate Software.........................................       (15)
    Intercompany loan payable to Seagate Software...............        25
                                                                     -----
    Pro forma net current assets (liabilities) of Seagate
     Software...................................................        10
                                                                     =====

          SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC

                          NOTES TO UNAUDITED PRO FORMA
                 CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  The table below lists the estimated allocation of gross fair value and net purchase price allocated to Seagate Software (in thousands).

                                                    Net Purchase
                                           Less:        Price
        Purchase Price       Allocation Allocation  Allocation to Amortization     Annual
    Allocation to Seagate     of Gross  of Negative    Seagate      Life in     Amortization
           Software          Fair Value  Goodwill     Software       Years     of Intangibles
    ---------------------    ---------- ----------- ------------- ------------ --------------
   Net current assets
    (liabilities) acquired
    (1)....................   $10,093          --      $10,093         --              --
   Tangible long-lived
    assets acquired (1)....     9,134      (4,180)       4,954
                              -------     -------      -------
                               19,227      (4,180)      15,047
                              -------     -------      -------
   Intangible assets
    acquired:
   Developed technology
    (2)....................    28,000     (12,813)      15,187          3           5,062
   Assembled work force
    (3)....................    13,000      (5,949)       7,051          3           2,350
   In-process research and
    development (4)........    13,000      (5,949)       7,051         --              --
                              -------     -------      -------                     ------
   Subtotal................    54,000     (24,711)      29,289                      7,412
                              -------     -------      -------        ---          ------
   Deferred tax liability
    (5)....................        --          --       (2,134)
                              -------     -------      -------        ---          ------
   Total...................   $73,227     (28,891)     $42,202                     $7,412
                              =======     =======      =======                     ======

    The actual allocation of the amounts may differ from those reflected below after finalization of the purchase price allocation and post closing procedures. The purchase price allocated to Seagate Software as a result of the SAC Transaction is not necessarily indicative of a purchase of Seagate Software on a stand alone basis.

  (1)  Net Current Assets (Liabilities) and Tangible Long-lived
       Assets. Current assets acquired principally include cash, intercompany loan receivable, accounts receivable, inventories, and other current assets. Current liabilities principally include accounts payable, accrued employee compensation, deferred revenue and other current liabilities. Tangible long-lived net assets acquired comprise net capital assets, including equipment and leasehold improvements. Current net assets will be acquired at fair value. Tangible long-lived assets will be acquired at fair value less an allocation of negative goodwill. Details of the current net assets and tangible long-lived assets are as follows (in thousands):

   Net current assets:
     Cash........................................................... $  4,546
     Loan receivable from Seagate Technology........................   25,301
     Accounts receivable, net.......................................   18,050
     Income taxes receivable........................................    6,538
     Inventories....................................................      517
     Prepaid and other current assets...............................    3,872
     Accounts payable...............................................   (8,576)
     Accrued employee compensation..................................   (9,328)
     Accrued expenses...............................................  (11,947)
     Deferred revenue...............................................  (18,880)
                                                                     --------
   Total net current assets acquired................................   10,093
                                                                     --------
   Tangible long-lived net assets:
     Capital assets, net............................................    4,954
                                                                     --------
   Fair value of net current assets and tangible long-lived assets acquired, adjusted for negative goodwill........................ $ 15,047
                                                                     ========

          SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC

                          NOTES TO UNAUDITED PRO FORMA
                 CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  (2) Developed Technology. The value of the developed technology was determined by discounting the expected future cash flows attributable to all existing technology, taking into account risks related to the characteristics and applications of the technology, existing and future markets and assessments of the life cycle stage of the technology. The analysis resulted in a valuation for developed technology, which had reached technological feasibility and therefore was capable of being capitalized. The developed technology is being amortized on the straight-line basis over its estimated useful life (3 years) and the amortization is included in cost of revenues.

  (3) Assembled Work Force. The value of the assembled work force was derived by estimating the costs to replace the existing employees, including the recruiting, hiring and training costs for each category of employee. The assembled workforce is being amortized on the straight-line basis over its estimated useful life (3 years) and the amortization is included in amortization of goodwill and other intangibles.

  (4) In-process Research and Development. As the basis for identifying the in- process R&D, Seagate Software's developmental projects were evaluated in the context of Financial Accounting Standards Board Interpretation 4 and paragraph 11 of Financial Accounting Standards Board ("FAS") Statement No. 2 and FAS Statement No. 86. Seagate Software will charge the value allocated to projects identified as in-process research and development to expense in the period the transactions close. This write-off is necessary because the acquired technologies have not yet reached technological feasibility and have no future alternative uses.

      At the valuation date, Seagate Software was in the process of developing three next generation versions of existing technologies which were estimated to be about 85%, 70%, and 75% complete based on total man-hours and absolute time. Seagate Software expects these three projects to be completed before the end of fiscal 2002, at an estimated remaining cost of approximately $20 million. The nature of the efforts required to develop the purchased in-process research and development into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements. Seagate Software expects that the acquired in-process research and development will be successfully developed, but it cannot ensure that commercial viability of these products will be achieved.

      The value of the purchased in-process research and development for Seagate Software was determined by estimating the projected net cash flows related to such products, including costs to complete the development of the technology and the future revenues to be earned on commercialization of the products. These cash flows were then discounted back to their net present value. The projected net cash flows from such projects were based on management's estimates of revenues and operating profits related to these projects.

  (5) Deferred Taxes. Net deferred taxes liabilities arise because of the difference between book and tax basis of tangible long-lived and intangible assets acquired and located in jurisdictions other than the United States (U.S.). A valuation allowance has been provided for the deferred tax assets arising from the differences between book and tax basis of tangible long-lived assets and intangible assets located in the U.S. as the realization of these deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain. For tax purposes the purchase transaction will result in an increase in the carrying value of Seagate Software's U.S. assets as a result of a special tax election.

(c) To restate all of Seagate Software's capital and retained earnings accounts, with the exception of the par value of common share capital, to reflect the net tangible assets and liabilities purchased as at November 22, 2000.

          SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC

                          NOTES TO UNAUDITED PRO FORMA
                 CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

(d) To eliminate amortization for developed technology of $26,000 and $10,000 in fiscal year 2000 and the quarter ended September 29, 2000, respectively and $192,000 and $72,000, respectively for amortization of goodwill and intangibles related to the acquisition of the minority interests of Seagate Software Holdings, Inc. (The October 1999 Seagate Technology Exchange of Shares transaction) for the period prior to the date of the transactions.

(e) To eliminate the compensation expense and related tax benefit, related payroll taxes and transaction expenses recorded as a result of the October 1999 Seagate Technology Exchange of Shares. Such compensation expense represented the value of Seagate Technology common stock exchanged for Seagate Software Holdings common stock and held by employees for less than six months.

(f) To eliminate the write-off of in-process research and development recorded as a result of the October 1999 Seagate Technology Exchange of Shares.

(g) To eliminate the previously recorded federal tax benefit due to the termination of the Tax Allocation Agreement with Seagate Technology.

(h) To record a reduction in depreciation as the new accounting basis in the property, plant and equipment and leasehold improvements is lower than the historical basis used by Seagate Software.

(i) To record the interest effects of the termination of the Tax Allocation Agreement.

     Prior to the transaction on November 22, 2000, Seagate Software was included in the consolidated federal and certain combined and consolidated foreign and state tax returns of Seagate Technology. Pursuant the Tax Allocation Agreement, Seagate Software computed hypothetical tax returns as if Seagate Software was not joined in consolidated or combined returns with Seagate Technology. Seagate Software was required to pay Seagate Technology the positive amount of any such hypothetical taxes. If the hypothetical tax returns showed entitlement to refunds, including any refunds attributable to a carryback, then Seagate Technology paid Seagate Software the amount of such refunds.

     Tax related balances owing to Seagate Software by Seagate Technology were offset from balances owed to New Seagate under the revolving loan agreement. Under the revolving loan agreement interest is charged on a monthly basis at the LIBOR rate plus 2% per annum on any amounts owing to New Seagate (average of 8.62% for the quarter ended September 29, 2000 and 7.85% for fiscal 2000). The Tax Allocation Agreement was cancelled at the transaction date and therefore, the interest expense in the pro forma statements of operations has been adjusted to eliminate the effects of any offsetting of tax related balances from revolving loan balances subsequent to the beginning of fiscal 2000.

5. Debt Guarantees and Pledge of Assets

 Senior Secured Credit Facility

   On the closing of the SAC Transaction, Seagate Technology International and Seagate Technology (US) Holdings, Inc. entered into the senior credit facilities with a syndicate of banks and other financial institutions led by The Chase Manhattan Bank, as administrative agent and an issuing bank, and Goldman Sachs Credit Partners L.P., as a documentation agent, The Bank of Nova Scotia as a documentation agent, and Merrill Lynch Capital Corporation, as a documentation agent. The senior credit facilities provide senior secured financing of up to $900 million, consisting of:

  . a $200 million revolving credit facility for general corporate purposes, with a sublimit of $100 million for letters of credit, which will terminate in five years;

  .  a $200 million term loan A facility with a maturity of five years; and

  .  a $500 million term loan B facility with a maturity of six years.

          SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC

                          NOTES TO UNAUDITED PRO FORMA
                 CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   At the closing of the transaction, SAC did not borrow under the revolving credit facility. At that time, approximately $155 million of the revolving credit facility was available because approximately $45 million of existing letters of credit were outstanding and reduced availability under it. SAC drew the full amount of the term loan A facility and the term loan B facility on the closing of the transaction to finance the acquisition of Seagate Technology's operating assets, including Seagate Software.

   The $700 million outstanding loans under the term loan A and B facilities are repayable in semiannual payments due as follows (in thousands):

   Fiscal
     2001..............................................................   $5,000
     2002..............................................................   22,500
     2003..............................................................   40,000
     2004..............................................................   50,000
     2005..............................................................   60,000
     thereafter........................................................  522,500
                                                                        --------
       Total........................................................... $700,000
                                                                        ========

   The loans bear interest at variable rates dependent upon market interest rates and the nature of the borrowings, as well as the consolidated financial position of SAC at applicable measurement dates. The interest rates being charged under these borrowings at the date of the SAC Transaction ranged from 9.1875% (LIBOR plus 2.5%) to 9.6875% (LIBOR plus 3%).

   SAC and certain of its subsidiaries, including Seagate Software and certain of its subsidiaries are guarantors under the senior credit facilities. In addition, the majority of SAC's and certain of its subsidiaries' assets, including Seagate Software's assets and its capital stock, have been pledged against the debt under this credit agreement. SAC,and certain of its subsidiaries, including Seagate Software and certain of its subsidiaries, have agreed to certain covenants under this agreement including restrictions on future equity and borrowing transactions, business acquisitions and disposals, making certain restricted payments and dividends, making certain capital expenditures, incurring guarantee obligations and engaging in mergers or consolidations. Further, Seagate Software, as part of the consolidated group, is subject to certain financial covenants which are assessed on the consolidated operating results and financial position of SAC and its subsidiaries.

   Seagate Software can be released from its guarantee obligations and assets pledge under the senior credit facilities upon an approved transfer or sale of Seagate Software's common stock, or an initial public offering of at least 10%, on a fully diluted basis, of Seagate Software's voting common stock.

 Senior Subordinated Notes

   In connection with the closing and financing of the SAC Transaction, Seagate Technology International issued unsecured senior subordinated notes under an Indenture dated November 22, 2000 at a discount to the aggregate principal amount of $210 million, for gross proceeds of approximately $201 million. The notes mature on November 15, 2007 and bear interest payable semi-annually at a rate of 12.5% per annum. SAC and certain of its subsidiaries, including Seagate Software and certain of its subsidiaries, are guarantors of the notes. In addition, SAC and certain of its subsidiaries including Seagate Software and certain of its subsidiaries have agreed to certain restrictive covenants under the terms of these notes including restrictions on future equity and borrowing transactions, business acquisitions and disposals, making certain restricted payments and dividends, making certain capital expenditures, incurring guarantee obligations and engaging in mergers or consolidations.

          SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP HOLDINGS, INC

                          NOTES TO UNAUDITED PRO FORMA
                 CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Seagate Software may be released from its guarantee obligation if there are certain sales of its capital stock, including in an initial public offering, but would remain subject to the restrictive covenants of the indenture until Seagate Software and its subsidiaries are no longer subsidiaries of SAC.

   SAC will not require Seagate Software's cash flow to be used to service the obligations pursuant to the senior secured credit facility and the senior subordinated notes. The Company believes that none of the guarantees or pledges of assets under the senior credit facilities or the guarantees under the Indenture are likely to be invoked.

6. Other Matters

 Push Down of Compensation Expense

   On November 22, 2000, the date of closing of the SAC Transaction, vesting of Seagate Technology options, other than the $184 million rollover equity, were accelerated and net exercised for merger consideration of 0.4465 shares of VERITAS and $8.55 cash per share of Seagate Technology. The accelerated vesting and net exercise of these options will result in compensation expense. At November 22, 2000, Seagate Technology options to purchase 51,500 shares of Seagate Technology common stock were held by certain employees of Seagate Software. As a result, approximately $1.9 million of compensation expense will be recorded by Seagate Software. The $1.9 million compensation expense attributable to Seagate Software employees has not been reflected in the unaudited accompanying pro forma financial statements because it is considered to be a one-time expense related to the transaction and is not expected to impact future operating results.